Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-181489, 333-181488, 333‑113339, and 333-64356 on Form S-8 and Registration Statement Nos. 333-183216 and 333-152806 of Fidelity D & D Bancorp, Inc. and Subsidiary, of our report dated March 17, 2015, relating to our audit of the consolidated financial statements of Fidelity D & D Bancorp, Inc. and Subsidiary as of December 31, 2014 and for each of the years in the two-year period then ended, which appear in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and subsidiary for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania

March 15, 2016